FORM OF AMENDMENT NUMBER 1

TO THE

INVESTMENT MANAGEMENT AGREEMENT

This AMENDMENT NUMBER 1 (the “Amendment”) amends that certain INVESTMENT MANAGEMENT AGREEMENT, dated March 8, 2017, by and between Hartford Funds Management Company, LLC (the “Adviser”), and Hartford Funds Exchange-Traded Trust (the “Trust”) (the “Agreement”), on its own behalf and on behalf of each series listed on Schedule A hereto (each a “Fund”), and is effective as of [                ], 2021 (the “Effective Date”).

WHEREAS, the Adviser and the Trust desire to amend Schedule A and Schedule B of the Agreement to reflect adding a new Fund, Hartford Schroders ESG US Equity ETF, as described herein and approved by the Board of Trustees (the “Board”) at its meeting held on June 16, 2021;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 14 of the Agreement, Schedules A and B are deleted in their entirety and replaced with the attached amended Schedule A and Schedule B to the Agreement.

2.	The changes to Schedules A and B of the Agreement reflected in this Amendment shall become effective as of the respective Effective Date reflected in this Amendment.

3.	Except as amended by this Amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	Gregory A. Frost
Title:	Chief Financial Officer

HARTFORD FUNDS EXCHANGE-TRADED TRUST
on behalf of each of its series listed on Schedule A

By:	Thomas R. Phillips
Title:	Vice President and Secretary

Schedule A

List of Portfolios

This Schedule A to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC, and Hartford Funds Exchange-Traded Trust, dated March 8, 2017, is effective as of [                ], 2021.

HARTFORD FUNDS EXCHANGE-TRADED TRUST ON BEHALF OF:

Hartford Core Bond ETF

Hartford Municipal Opportunities ETF

Hartford Schroders ESG US Equity ETF1

Hartford Schroders Tax-Aware Bond ETF

Hartford Short Duration ETF

Hartford Total Return Bond ETF

[1]	Effective [ ], 2021. Approved by written consent of the sole initial shareholder on July 30, 2021.

Schedule B

Fees

This Schedule B to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC, and Hartford Funds Exchange-Traded Trust, dated March 8, 2017, is effective as of [                ], 2021.

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

HARTFORD FUNDS EXCHANGE-TRADED TRUST ON BEHALF OF:

Hartford Core Bond ETF

Annual Fee Rate

0.2900%

Hartford Municipal Opportunities ETF

Annual Fee Rate

0.2900%

Hartford Schroders ESG US Equity ETF1

Annual Fee Rate

0.3900%

Hartford Schroders Tax-Aware Bond ETF

Annual Fee Rate

0.3900%

Hartford Short Duration ETF

Annual Fee Rate

0.2900%

Hartford Total Return Bond ETF

Annual Fee Rate

0.2900%

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